Exhibit 99.1

MAUI LAND & PINEAPPLE COMPANY, INC.

P. O. BOX 187   ♦   KAHULUI, HAWAII  96733-6687

NEWS RELEASE

ROBERT I. WEBBER

808/877-1674
808/877-1614 FAX

MAUI LAND & PINEAPPLE REPORTS 2008 1st QUARTER RESULTS

Kahului, Hawaii, May 2, 2008… .. Maui Land & Pineapple Company, Inc. (NYSE: MLP) reported a net loss of $740,000, or $.09 per share for the first quarter of 2008 compared to net income of $15.7 million, or $2.12 per share for the first quarter of 2007.  Consolidated revenues were $25.4 million for the first quarter of 2008 compared to $60.9 million for the first quarter of 2007, a decrease of 58%. Results in 2008 reflect lower land sales and a reduction in revenues in the Agriculture segment.

“Lower comparative first quarter results reflect the impact of a $24 million transaction in the first quarter of 2007,” said David C. Cole, Chairman, President and CEO.  “Results in the Agriculture segment were adversely affected by historically lower average temperatures at our Hali`imaile plantation that delayed fruit ripening.  The company is accelerating plans to consolidate fresh pineapple operations at its Honolua plantation to take advantage of better growing conditions, shorter growing cycles, and lower operating costs.”

The Community Development segment reported an operating profit of $8.1 million for the first quarter of 2008 compared to $29.1 million for the first quarter of 2007.  Revenues from this operating segment were $4.6 million for the first quarter of 2008 compared to $35.2 million for the first quarter of 2007.  The Company’s income from Kapalua Bay Holdings, LLC was $9.4 million in the first quarter of 2008 compared to $1.9 million in the first quarter of 2007.  Improved results in 2008 from the Kapalua Bay equity investment was off set by the sale of the land underlying the Ritz-Carlton, Kapalua hotel in March 2007 that added $24 million to revenues and operating profit in the first quarter of 2007.

The Resort segment reported an operating loss of $2.3 million for the first quarter of 2008 compared to an operating loss of $904,000 for the first quarter of 2007.  Resort segment revenues of $11.7 million for the first quarter of 2008 were approximately the same as the first quarter of 2007.  Increased operating and marketing expenses in the first quarter of 2008, in particular for our new Mountain outpost and Adventure Center activities, as well as higher cost of product revenues were the primary reasons for the increased operating loss compared to the first quarter of 2007.

The Agriculture segment produced an operating loss of $5.6 million for the first quarter of 2008 compared to an operating loss of $2.4 million for the first quarter of 2007.  Revenues from the Agriculture segment in the first quarter of 2008 were $8.5 million compared to $13.7 million in the first quarter of 2007, a decrease of 38%.  In 2007, the Company ceased all canning and processing of solid-pack pineapple products, to focus on Hawaii and U.S. mainland fresh pineapple sales.  The increased operating loss in 2008 primarily reflects reduced fruit volumes triggered by unusually cold weather at the Company’s Hali`imaile plantation.  In addition, the operating loss for the first quarter of 2008 included approximately $0.9 million in equipment write-offs and a provision of $0.9 million for potentially uncollectible accounts receivable.

*        *        *        *        *

MAUI LAND & PINEAPPLE COMPANY, INC.

Report of Consolidated Operations

(Unaudited)

(in thousands except per share amounts)

	Three Months
	Ended March 31,
	2008	2007
Revenues
Community Development	$4,598	$35,234
Resort	11,691	11,655
Agriculture	8,461	13,746
Other	619	348
Total Operating Revenues	$25,369	$60,983

Operating Profit (Loss)
Community Development	$8,081	$29,095
Resort	(2,276)	(904)
Agriculture	(5,647)	(2,396)
Other	(39)	(29)
Total Operating Profit	119	25,766
Interest Expense	(1,481)	(711)
Interest Income	244	291
Income Tax (Expense) Benefit	378	(9,632)

Net Income (Loss)	$(740)	$15,714

Earnings (Loss) Per Common Share
Basic	$(0.09)	$2.12
Diluted	$(0.09)	$2.10

Average Common Shares Outstanding
Basic	7,959,217	7,423,645
Diluted	7,959,217	7,498,932

NOTES:

The Company’s reports for interim periods utilize numerous estimates of production, general and administrative expenses, and other costs for the full year.  In addition, revenues from land sales are sporadic.  Consequently, amounts in the interim reports are not necessarily indicative of results for the full year.